Exhibit 99.1

News Release

TranSwitch Completes Acquisition of

the ASIC Design Center of Data JCE, Ltd.

SHELTON, CT – January 11, 2007 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of carrier-class semiconductor solutions for the converging voice, data and video network, today announced that it has completed its acquisition of substantially all of the assets of the ASIC Design Center division of Data JCE, Ltd., a publicly-held Israeli electronic components distribution company.

TranSwitch acquired the division through payment of $1.4 million in cash and the issuance of approximately $5.7 million worth of TranSwitch Common Stock. The change in the cash part of the consideration reflects the fact that TranSwitch decided to acquire a certain amount of inventory from Data JCE which was not originally included in the transaction. Upon the satisfactory achievement of certain operating objectives over the next 12 months, TranSwitch will pay an additional amount of up to approximately $14.4 million in the form of TranSwitch stock or cash, at its option, based on performance.

“The acquisition of the assets of the ASIC Design Center division of Data JCE allows us to provide customer-specific ASIC solutions to complement our ASSP (Application Specific Standard Products) offerings,” said Dr. Santanu Das, president and CEO of TranSwitch.

“TranSwitch has been in the business of providing ASSP semiconductor devices. However, in order to differentiate their platforms, our customers occasionally seek unique functionality that is not found in standard products,” continued Dr. Das. “By being able to provide customer-specific ASIC solutions to complement our broad array of ASSP offerings, TranSwitch is expanding its available and served market.”

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TranSwitch Completes Acquisition of the ASIC Design Center of Data JCE, Ltd. – page 2

The Data JCE ASIC Design Center has successfully designed more than 50 products since 1996 and the division has been profitable since Q1 2000. The division presently ships products to seven active customers purchasing 13 products under exclusive sales arrangements. TranSwitch believes that this new ASIC design group’s operations will be accretive in 2007.

About TranSwitch

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Joyce Clark, Director

Marketing Communications

TranSwitch Corporation

3 Enterprise Dr.

Shelton, CT 06484

203.929.8810 X2609

E-mail: joyce.clark@transwitch.com

TranSwitch Corporation        3 Enterprise Drive        Shelton, CT 06484 USA        (203) 929-8810        Fax: (203) 926-9453        www.transwitch.com